                                   EXHIBIT 11

              INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                Three Months Ended       Six Months Ended
                                     March 31,               March 31,
                                     ---------               ---------
                                2003         2002        2003        2002
                             -----------  ----------  ----------  ----------
Net loss                     $ ( 11,000)   (609,000)   ( 37,000)  ( 771,000)

Accretion on Series C
  preferred stock                     -           -           -   (   1,000)
                             -----------  ----------  ----------  ----------
Net loss applicable to
  common shareholders          ( 11,000)   (609,000)  (  37,000)  ( 772,000)
                             ===========  ==========  ==========  ==========

Weighted average number of
  common shares outstanding   8,651,251   8,551,251   8,651,251   8,420,344
Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants and convertible
  stock                               -           -           -           -
                             -----------  ----------  ----------  ----------
                              8,651,251   8,551,251   8,651,251   8,420,344
                             ===========  ==========  ==========  ==========
Basic and diluted loss per
  share applicable to
  common shareholders                 *    (   0.07)          *   (    0.09)
                                          ==========              ==========



* Less than ($0.01) per share.

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 338,050 at March 31, 2003 and 348,050 shares at March 31, 2002) would be to decrease net loss per share.


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